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                                                                     EXHIBIT 4.7

                  THIS FIRST SUPPLEMENTAL INDENTURE is dated as of May 9,
2000 between UNIVERSAL COMPRESSION, INC., a Texas corporation, as successor-in-interest to TW Acquisition Corporation, a Delaware corporation (the "Company"), and UNITED STATES TRUST COMPANY OF NEW YORK, as trustee under the Indenture hereinafter mentioned (the "Trustee").

                  WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture dated as of February 20, 1998 (the "Indenture"), providing for the creation and issuance of $242,500,000 in aggregate principal amount at maturity of the Company's 9 7/8% Senior Discount Notes due 2008 (the "Notes");

                  WHEREAS, the Company has solicited the consent of the Holders of the Notes pursuant to a Consent Solicitation Statement dated April 17, 2000 as supplemented by Supplement to Consent Solicitation Statement dated April 28, 2000 (collectively, the "Consent Solicitation Statement") to amend the definition of "Permitted Liens" contained in the Indenture;

                  WHEREAS, pursuant to Section 9.02 of the Indenture, the Company and the Trustee may amend the definition of "Permitted Liens" contained in the Indenture with the written consent of the Holders of not less than a majority in aggregate principal amount of the Notes then outstanding; and

                  WHEREAS, the Company has received the consent of the Holders of a majority in aggregate principal amount of the Notes to the amendment to the Indenture described in the Consent Solicitation Statement;

                  NOW, THEREFORE, for and in consideration of the premises and in order to effect the amendment to the Indenture described in the Consent Solicitation Statement, the Company and the Trustee agree pursuant to Section
9.02 of the Indenture as follows:

                                    Article 1

                             Amendment of Indenture

                  Section 1.01. Amendment of Section 1.01. Pursuant to Section
9.02 of the Indenture, Section 1.01 of the Indenture is hereby amended as follows:

                  Immediately and automatically upon receipt by the Trustee not later than 5:00 p.m. (New York time) on May 9, 2001 of an Officers' Certificate in the form attached hereto as Exhibit A (the "Equity Condition Certificate"), the definition of "Permitted Liens" contained in the Indenture shall be amended and restated in its entirety to read as follows:

                  "Permitted Liens" means the following types of Liens:

                           (i) Liens for taxes, assessments or governmental charges or claims which are either (a) not delinquent or (b) being contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

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                           (ii) statutory Liens of landlords and Liens of
         carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

                           (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

                           (iv) Liens arising by reason of any judgment, decree or order of any court but not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

                           (v) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

                           (vi) Liens representing the interest or title of a lessor under any capitalized lease or operating lease; provided that such Liens do not extend to any property or assets which is not leased property subject to such capitalized lease or operating lease;

                           (vii) Liens upon specific items of inventory or other goods and proceeds of the Company or any of its Restricted Subsidiaries securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

                           (viii) Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

                           (ix) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and setoff;

                           (x) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under this Indenture;


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                           (xi) Liens securing Capitalized Lease Obligations and
         Purchase Money Indebtedness permitted pursuant to Section 4.12; provided, however, that in the case of Purchase Money Indebtedness (A) the Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Company or any Restricted Subsidiary of the Company other than the property and assets so acquired or constructed and (B) the Lien securing such Indebtedness shall be created within 180 days of such acquisition or construction or, in the case of a refinancing of any Purchase Money Indebtedness, within 180 days of such refinancing;

                           (xii) Liens securing Indebtedness under Currency Agreements;

                           (xiii) Liens securing Acquired Indebtedness incurred in accordance with Section 4.12; provided that (A) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restructured Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and (B) such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company; and

                           (xiv) Liens securing obligations with respect to operating leases and guaranties thereof, provided that such Liens do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries other than the property subject to such leases, any property or rights (including rights under subleases) relating to such leased property and the equity interests of the lessee in any such lease, provided, however, that at the time of entering into (and immediately after giving effect to) any such lease, the Company and its Restricted Subsidiaries have consolidated assets (net of book depreciation, if applicable) in excess of $100 million (excluding any property subject to, or rights relating to, all such leases), calculated in accordance with GAAP, as evidenced by an Officers' Certificate delivered to the Trustee.

                                    Article 2

                                   The Trustee

                  Section 2.01. Privileges and Immunities of Trustee. The Trustee accepts the amendment of the Indenture effected by this First Supplemental Indenture but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended. The Trustee shall not be responsible for the validity or sufficiency of this First Supplemental Indenture, for the due execution thereof by the Company for the recitals contained herein or for the validity or accuracy of the contents of any Equity Condition Certificate delivered hereunder, each of which is the Company's responsibility.


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                                    Article 3

                            Miscellaneous Provisions

                  Section 3.01. Instruments to be Read Together. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect. This First Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and said Indenture and this First Supplemental Indenture shall henceforth be read together.

                  Section 3.02. Confirmation. The Indenture as amended and supplemented by this First Supplemental Indenture is in all respects confirmed and preserved.

                  Section 3.03. Terms Defined. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

                  Section 3.04. Counterparts. This First Supplemental Indenture may be signed in any number of counterparts each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

                  Section 3.05. Effectiveness, Etc.. Without qualifying the provisions of Section 1.01 of this First Supplemental Indenture, this First Supplemental Indenture will take effect immediately upon execution thereof by the parties hereto and shall automatically cease to be in effect in the event that the Equity Condition Certificate is not delivered hereunder on or before 5:00 p.m. (New York time) on May 9, 2001.

                  Section 3.06. Trust Indenture Act. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act that is required under such Act to be part of and govern any provision of this First Supplemental Indenture, the provisions of such Act shall control. If any provision of this First Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provision of such Act shall be deemed to apply to the Indenture or to be excluded by this First Supplemental Indenture, as the case may be.

                  Section 3.07. Illegality, Unenforceability. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                  Section 3.08. Benefits of Supplemental Indenture. Nothing in this First Supplemental Indenture, the Indenture or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, this First Supplemental Indenture or the Notes.

                  Section 3.09. Successors and Assigns. All agreements in this First Supplemental Indenture made by the Company and the Trustee shall inure to the benefit of the Company and the Trustee and their respective successors and assigns. The provisions of this First


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Supplemental Indenture shall bind the Holders of the Notes from time to time, the Company, the Trustee and their respective successors and assigns, whether so expressed or not.

                  Section 3.10. Governing Law. This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

                  Section 3.11. Captions. The captions of the sections of this First Supplemental Indenture were formulated, used and inserted in this First Supplemental Indenture for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.




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                  IN WITNESS WHEREOF, the parties hereto have caused this First
Supplemental Indenture to be duly executed as of the date first above written.



                                      UNIVERSAL COMPRESSION, INC.



                                      By:      /s/  Richard W. FitzGerald
                                          --------------------------------------
                                           Richard W. FitzGerald
                                           Senior Vice President and Chief
                                              Financial Officer

                                      UNITED STATES TRUST COMPANY OF
                                      NEW YORK, as Trustee



                                      By:      /s/  Christine C. Collins
                                          --------------------------------------
                                           Christine C. Collins
                                           Assistant Vice President





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